Exhibit 4.57
28 June 2011
Guanglin Lai
as Guarantor
and
New Hope International (Hong Kong) Limited
as Beneficiary
DEED OF GUARANTEE

THIS GUARANTEE is made on 28 June 2011

BETWEEN
(1)	Guanglin Lai, holding passport (No. ________) (the “Guarantor”) and
(2)	Agria Group Limited, a company incorporated under the laws of the British Virgin Island (the “Company”);
(3)	New Hope International (Hong Kong) Limited, a company incorporated in Hong Kong ( the “Beneficiary”)
WHEREAS
(A)	the Company and the Beneficiary entered into a shareholders agreement on_____, 2011 (the “Shareholders Agreement”) in connection with their shareholding in Agria Asia Investments Limited, a company incorporated under the laws of the British Virgin Island (“Agria Asia”).
(B)	under the Shareholders Agreement, the Company agreed that it will cause the Guarantor to enter into this Guarantee; and

(C)	it is intended by the parties hereto that this Guarantee shall take effect as a deed.
IT IS AGREED:
1.	Interpretation

1.1	Definitions: In this Guarantee (including the recitals), except where the context otherwise requires:
“Guaranteed Obligations” means any and all amounts and financial obligations whatsoever which are by the terms of Section 4 of the Shareholders Agreement outstanding, from time to time, and to be paid or discharged by the Company or Guarantor to or for the benefit of the Beneficiary and references to the Guaranteed Obligations include references to any part of them;
1.2	Interpretation: except where the context otherwise requires, any references in this Guarantee to:
(a)	a clause shall be to a clause of this Guarantee;
(b)	any agreement or document (including, without limitation, references to this Guarantee) shall be deemed to include references to a concession, contract, deed, franchise, license, treaty or undertaking and to such agreement or other document as varied, supplemented, novated or replaced from time to time;
(c)	persons shall be deemed to be references to or to include, as appropriate, any corporation, association, partnership or other entity and includes their respective successors, transferees, assigns and any persons with whom they may at any time amalgamate; and
(d)	winding up includes bankruptcy and any procedure under any applicable law which is analogous to winding up or bankruptcy.
Headings and the table of contents are for ease of reference only.

2.	Guarantee
2.1	At the request of Agria Corporation and in the interest of Agria Corporation, the Guarantor hereby unconditionally and irrevocably:
(a)	guarantees to the Beneficiary prompt payment by the Company on the due date and due discharge of all of the Guaranteed Obligations in accordance with the Shareholders Agreement; and
(b)	subject to the terms of the Shareholders Agreement, undertakes to the Beneficiary that, if and each time that the Company does not make payment of any amount of the Guaranteed Obligations, in each case in accordance with the Shareholders Agreement, the Guarantor shall pay to the Beneficiary to which the amount is due in whatever currency denominated or, as the case may be, perform or procure performance of any of the Company’s other obligations not performed upon first written demand by the Beneficiary.
Provided that, the liability under this Section 2.1 of the Guarantor shall be limited to US$25,000,000.
2.2	The Guarantor acknowledges having received a copy of the Shareholders Agreement and confirms its acceptance of the provisions thereof.
3.	Discharge And Release

3.1	Upon the first to occur of the following events:
(a)	the Guaranteed Obligations have been irrevocably discharged in full;
(b)	the Second Pledge Agreement (as defined in the Shareholders Agreement) has been duly executed and delivered by Agria (Singapore) Pte. Ltd. to the Beneficiary;
(c)	the Put Options (as defined in the Shareholders Agreement) have been exercised by the Beneficiary to the fullest extent and the Company has paid to the Beneficiary all of the considerations in connection with the Put Options as determined by Section 4.2 of the Shareholders Agreement;

(d)	(i) New Hope does not exercise the Put Option within 30 days after three years following the Completion Date (as defined in the Shareholders Agreement) or (ii) New Hope does not exercise the Put Option within 45 days after the occurrence of all of the events set forth in Section 4.1.2 (a) — (b) of the Shareholders Agreement, which occurrence shall be communicated to New Hope by Agria Group within 5 days after such occurrence; and
(e)	the Beneficiary has waived the Company’s performance of the Guaranteed Obligations.
the Beneficiary shall discharge or release the Guarantor from its obligations hereunder.

4.	Demands
Demands under this Guarantee may be made by the Beneficiary only after all other reasonable demands, steps or proceedings by the Beneficiary have been made or taken against the Company and its affiliates.
5.	Permitted Transfer
Nothing in this Guarantee shall restrict the Guarantor’s ability to transfer any or all of his assets (including but not limited to his shares in Agria Corporation) to his immediate family member or a trust formed for the benefit of the Beneficiary or any immediate family member of the Beneficiary, provided that the Guarantor shall notify the Guarantee of such transfer no later than 15 days after such transfer.
6.	Choice Of Law
This Guarantee is governed by, and shall be construed in accordance with, Hong Kong law.
7.	Jurisdiction And Process Agent
7.1	All the parties agree that any dispute or claim arising out of or in connection with or relating to this Guarantee, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision), shall be finally resolved by arbitration in Hong Kong under the auspices of the Arbitration Centre and in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration (“Arbitration Rules”) as are in force at the date of this Guarantee and as may be amended by the rest of this Clause 7.1. For the purpose of such arbitration, there shall be three arbitrators (“Arbitration Board”). The Beneficiary(ies) involving the dispute shall select one arbitrator and the Guarantor shall select one arbitrator. All selections shall be made within 30 days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Arbitration Centre shall select the third arbitrator. If any arbitrator to be appointed by a party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Arbitration Centre.
7.2	All arbitration proceedings shall be conducted in English in strict confidence. The Arbitration Board shall decide any such dispute or claim strictly in accordance with the governing law specified in Clause 6. The order for enforcement of any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

7.3	Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favour an award of the Arbitration Board was given.
7.4	The Guarantor irrevocably waives any objections to the jurisdiction of any courts referred to in this Clause 7.
7.5	The Guarantor irrevocably consents to service of process or any other document in connection with the arbitration proceedings by facsimile transmission, personal service, delivery at any address specified in this Guarantee or in the Shareholders Agreement or any other usual address, mail or in any other manner permitted by Hong Kong law, the law of the place of service or the law of the jurisdiction where proceedings are instituted.

This Guarantee has been duly executed and delivered as a deed on the date first above written.

SIGNED, SEALED AND DELIVERED			)
as a DEED by			)	/s/ Lai Guanglin

the Guarantor			)
in the presence of: Mia Li			)

SIGNED for and on behalf of			)
Agria Group Limited			)	/s/ Lai Guanglin

by:	/s/ Lai Guanglin		)

	Title:	Director	)
)

SIGNED for and on behalf of			)
New Hope International (Hong Kong) Limited

by:	/s/ [Illegible]		)

	Title:	Director	)
)